UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

GENER8 MARITIME, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

April 20, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Gener8 Maritime, Inc., which will be held at 10:45 a.m. on Wednesday, May 18, 2016, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. Your Board of Directors looks forward to greeting those shareholders who are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

At the Annual Meeting, you will be asked to: (i) elect two Class I Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the company’s auditors for the fiscal year ending December 31, 2016.  Your Board of Directors recommends that you vote your shares “FOR” proposals (i) and (ii).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented.  Please sign, date and mail the enclosed proxy card as soon as possible in the envelope provided or vote using the toll—free number or via the Internet by following the instructions included on the enclosed proxy card.  Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

/s/ Peter C. Georgiopoulos
Peter C. Georgiopoulos
Chairman, Chief Executive Officer

Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Gener8 Maritime, Inc., a Marshall Islands corporation (“Gener8 Maritime” or the “Company”), will be held on Wednesday, May 18, 2016 at 10:45 a.m. (Eastern Daylight Time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York for the following purposes:

1.              To elect two Class I Directors to the Board of Directors;

2.              To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2016; and

3.              To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 29, 2016, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting.  If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included in the accompanying proxy statement.  In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE PROXY STATEMENT FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

/s/ Leonard J. Vrondissis
Leonard J. Vrondissis
Chief Financial Officer, Executive Vice President, and Secretary
New York, New York
April 20, 2016

Gener8 Maritime, Inc.

299 Park Avenue, Second Floor

New York, New York 10171

(212) 763-5600

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2016

INTRODUCTION

This proxy statement is furnished to shareholders of Gener8 Maritime, Inc. (“Gener8 Maritime” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors (the “Board”) of Gener8 Maritime for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York, on Wednesday, May 18, 2016, at 10:45 a.m., and at any adjournment or postponement thereof.

This proxy statement and the accompanying form of proxy is first being mailed to shareholders on or about April 20, 2016.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders.  Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 29, 2016, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof.  As of the Record Date, Gener8 Maritime had issued and outstanding 82,679,922 shares of common stock.  The common stock comprises all of Gener8 Maritime’s issued and outstanding voting stock.

Voting of Proxies and Revocability

If you are a shareholder of record, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, via the Internet by following the instructions included on the enclosed proxy card, by telephone, or by completing, dating and signing the accompanying proxy and promptly returning it in the enclosed envelope.  All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

Any shareholder of record that properly signs, dates and returns a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy.  A proxy may be revoked by any of the following methods:

•                  by writing a letter delivered to Leonard J. Vrondissis, Secretary of Gener8 Maritime, stating that the proxy is revoked;

•                  by submitting a later proxy that we receive no later than the conclusion of voting at the Annual Meeting; or

•                  by attending the Annual Meeting and voting in person.

Please note, however, that if you hold your shares through an account with a broker, bank or other nominee as a beneficial owner and wish to vote at the Annual Meeting, you must bring to the Annual Meeting (i) a written legal proxy from the broker, bank or other nominee through which you hold your shares, and (ii) proof of ownership (such as a brokerage statement or letter from the broker, bank or other nominee holding your shares) of Gener8 Maritime’s common stock as of the record date, March 29, 2016.  If you hold your shares through an account with a broker, bank or other nominee as a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

If you are a shareholder of record and you properly sign, date and return a proxy, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted “FOR” the election of such nominee and “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the annual meeting in person in order to vote.

If you hold your shares through an account with a broker, bank or other nominee, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent auditors is a routine matter that is considered a “discretionary” item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the annual meeting.

The proposal to elect two Class I Directors is a non-routine matter for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Annual Meeting

Each common share outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors.  Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A quorum is required for our shareholders to conduct business at the Annual Meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The voting requirements and a description of the effect of abstentions and broker “non-votes” for each of the proposals are as follows:

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.	Election of Directors	Plurality of votes cast	No effect	No effect
2.	Appointment of Independent Auditors	Affirmative vote of a majority of votes cast	No effect	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gener8maritime.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy, the coordination of Internet and telephone voting processes and the Annual Meeting.  We have retained D.F. King & Co., Inc. to assist with the solicitation at a fee of $10,000 plus reasonable out-of-pocket expenses.  We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners.  Directors, officers and regular employees may also solicit proxies.  They will not receive any additional pay for the solicitation.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).  As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the JOBS Act. In addition, as an emerging growth company, we are not required to conduct “say-on-pay” votes seeking shareholder approval on an advisory basis of (1) the compensation of our named executives or the frequency with which such votes must be conducted or (2) compensation arrangements and understandings in connection with merger transactions, known as “golden parachute” arrangements.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more (as adjusted every five years for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering on June 30, 2015 (the “IPO”); (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will qualify as a large accelerated filer as of the first day of the first fiscal year after (1) we have at least $700 million in outstanding voting and non-voting common equity held by our non-affiliates, as measured as of the last business day of the second quarter of the fiscal year, (2) we have been subject to the requirements of Sections 13(a) or 15(d) of the Exchange Act for a period of at least 12 calendar months, and (3) we are not eligible to use the requirements for smaller reporting companies in our annual and quarterly reports.

Householding

To reduce the expense of delivering duplicate proxy materials to our shareholders, we are relying on the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”) that permit us to deliver only one set of proxy materials, including our proxy statement and our annual report, to multiple shareholders who share an address unless we receive contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each shareholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of our proxy statement, our annual report or other proxy materials free of charge, or if you wish to receive separate copies of future proxy statements, annual reports or proxy materials, please mail your request to Gener8

Maritime, Inc., 299 Park Avenue, Second Floor, New York, New York 10171, attention: Investor Relations, or call us at (212) 763-5633.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 18, 2016:

Our Proxy Statement and Annual Report to Shareholders are

available at http://www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Gener8 Maritime’s amended and restated Articles of Incorporation, the Board is classified into three classes. All directors serving in Class I have terms expiring at the 2016 Annual Meeting.  The Board has nominated the Class I directors currently serving on the Board, Ethan Auerbach and Dan Ilany, for re-election to serve as Class I directors of the Company for a three-year term until the 2019 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates at the 2016 Annual Meeting, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

In connection with the consummation of the merger (the “2015 merger”) of General Maritime Corporation (our former name), Gener8 Maritime Acquisition, Inc. (one of our wholly-owned subsidiaries), and Navig8 Crude Tankers, Inc. (“Navig8 Crude”) on May 7, 2015, we entered into a shareholders agreement with certain of our shareholders, including Aurora Resurgence Capital Partners II LLC, Aurora Resurgence Advisors II LLC and/or one or more of their investment entities or affiliates (“Aurora”), Avenue Capital Group and/or one or more of its funds or managed accounts (“Avenue”), BlackRock, Inc. and/or one or more of its investment entities (“BlackRock”), BlueMountain Capital Management, LLC and/or one or more of its investment entities (“BlueMountain”), Monarch Alternative Capital LP and/or one or more of its affiliates (“Monarch”), and Oaktree Capital Management L.P. and/or one or more of its investment entities and the funds managed by it (“Oaktree”).  We refer to this agreement as the “2015 shareholders agreement.”

As of the date of this proxy statement, all of the members of our Board of Directors were originally elected pursuant to the terms of the 2015 shareholders agreement. The 2015 shareholders agreement terminated upon the consummation of our initial public offering. See “Certain Relationships And Related Transactions” for more information regarding the relationship between Avenue, BlueMountain, Monarch, Oaktree, BlackRock, Twin Haven Special Opportunities Fund IV, L.P. and/or one or more other investment entities of Twin Haven Capital Partners, LLC (“Twin Haven”) and us.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy.  Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. AUERBACH AND ILANY AS CLASS I DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for re-election as Class I Directors:

Name	Age	Class	Position
Ethan Auerbach	35	I	Director
Dan Ilany	45	I	Director

Ethan Auerbach—Ethan Auerbach has served as one of our directors since February 2013. Mr. Auerbach is a Portfolio Manager and a Partner at BlueMountain Capital Management, LLC focusing on distressed credit. Prior to joining BlueMountain in 2008, he was a distressed analyst at Marathon Asset Management, where he focused on investment opportunities over a broad range of sectors. Before Marathon, Mr. Auerbach was in the New Products Group at Goldman Sachs where he focused on structuring capital markets products for corporate clients. Mr. Auerbach began his career at UBS where he worked on the mortgage derivatives trading desk. Mr. Auerbach graduated from Cornell University where he earned a Bachelor’s Degree in Computer Science and Economics. As a result of these and other professional experiences, we believe Mr. Auerbach possesses knowledge and experience regarding banking, finance and the capital markets that strengthen the Board’s collective qualifications, skills and experience.

Dan Ilany—Dan Ilany has served as one of our directors since the 2015 merger and previously served as a director of Navig8 Crude prior to consummation of the 2015 merger. Mr. Ilany is a Senior Vice President at Avenue Capital Group, responsible for identifying, analyzing and modeling investment opportunities for Avenue’s U.S. strategy, with a focus on auto and auto suppliers, the industrial industry, defense, shipping, trucking and consumer products investments. Prior to joining Avenue in 2008, Mr. Ilany was a Senior Managing Director at Bear, Stearns & Co. While at Bear Stearns, he was a fixed income research analyst with responsibility for the automotive industry in the high yield group, and the manufacturing, aerospace/defense, and technology industries in the high grade group. He was a director of Navig8 Crude prior to the consummation of the 2015 merger on May 7, 2015 and since July 2014 has served as a director of Navig8 Product Tankers Inc. Mr. Ilany received a B.A. in Economics and Political Science from McGill University and an M.B.A. in Finance from the NYU Stern School of Business. As a result of these and other professional experiences, we believe Mr. Ilany possesses knowledge and experience regarding the shipping industry, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Continuing Director Information

The following table sets forth information regarding our directors whose terms continue after the 2016 Annual Meeting.  The terms for directors in Class II expire at the 2017 Annual Meeting, and the terms for directors in Class III expire at the 2018 Annual Meeting.

Name	Age	Class	Position
Peter C. Georgiopoulos	54	III	Chairman, Chief Executive Officer and Director
Nicolas Busch	40	III	Director
Adam Pierce	36	III	Director
Roger Schmitz	33	II	Director
Steven D. Smith	56	II	Director

Class II Directors — Terms Expiring at the 2017 Annual Meeting

Roger Schmitz—Roger Schmitz has served as one of our directors since the consummation of the 2015 merger on May 7, 2015 and previously served as a director of Navig8 Crude until the consummation of the 2015 merger. Mr. Schmitz is a Managing Principal with Monarch Alternative Capital LP, where he is responsible for analyzing investments and potential investments in a wide variety of corporate and sovereign situations both domestically and internationally, including the shipping industry. Prior to joining Monarch in 2006, Mr. Schmitz was an analyst in the Financial Sponsors Group at Credit Suisse, where he focused on leverage finance. He received an A.B., cum laude, in Economics from Bowdoin College. Mr. Schmitz currently serves as a director of Navig8 Product Tankers Inc. and Star Bulk Carriers Corp. and served as a director of Navig8 Crude prior to the consummation of the 2015 merger on May 7, 2015. As a result of these and other professional experiences, we believe Mr. Schmitz possesses knowledge and experience regarding banking, general business and finance that strengthen the Board’s collective qualifications, skills and experience.

Steven D. Smith—Steven D. Smith has served as one of our directors since January 2014. Mr. Smith is the Managing Partner of Aurora Resurgence (“Resurgence”). Prior to joining Resurgence, Mr. Smith held a variety of leadership positions at UBS Investment Bank, including Global Head of Restructuring, Global Head of Leverage Finance and Americas Head of Financial Sponsors. He also served on the Americas Executive Committee and Global Management Committee. Before joining UBS in 2001, Mr. Smith was a Managing Director at Credit Suisse and DLJ, where he was a member of the restructuring and leveraged finance groups. Mr. Smith began his career in leveraged finance and restructuring as an associate at Latham & Watkins, LLP. Mr. Smith received a BA in English and American Literature from the University of California, San Diego and a JD/MBA from UCLA. He served as a judicial clerk on the Ninth Circuit Court of Appeals following his graduation from UCLA. He is currently a member of the American Bankruptcy Institute and the Turnaround Management Association. As a result of these and other professional experiences, we believe Mr. Smith possesses knowledge and experience regarding banking, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Class III Directors — Terms Expiring at the 2018 Annual Meeting

Peter C. Georgiopoulos—Peter C. Georgiopoulos has served as our Chairman and Chief Executive Officer since May 2015 and as our Chairman from December 2008 to May 2015.  Prior to that, he served as Chairman and CEO of General Maritime Corporation, now a subsidiary of the Company, and its predecessors from its inception in 1997. From 1991 to 1997, Mr. Georgiopoulos was the principal of Maritime Equity Management LLC (“MEM”), a ship-owning and investment company which he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Prior to entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for ship owners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. Mr. Georgiopoulos is also Chairman and a director of Genco Shipping & Trading Limited (“Genco”), and Aegean Marine Petroleum Network, Inc. (“Aegean Marine”), both listed on the NYSE. He also holds an MBA from Dartmouth College. As a result of these and other professional experiences, we believe Mr. Georgiopoulos possesses knowledge and experience regarding our history and operations, the shipping industry, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Nicolas Busch—Nicolas Busch has served as one of our directors since the consummation of the 2015 merger on May 7, 2015, and serves as a voting member of our Strategic Management Committee. Mr. Busch began his career at Glencore in 2000, where he headed the freight derivatives desk. In 2003, he left Glencore and co-founded FR8, a tanker freight trading company. Following the sale of his majority stake in FR8 in 2007, Mr. Busch co-founded Navig8 Group, where he is currently a director. Mr. Busch was a director of Navig8 Crude prior to the consummation of the 2015 merger on May 7, 2015 and is currently a director of Navig8 Chemical Tankers, Inc. and Navig8 Product Tankers, Inc. As a result of these and other professional experiences, we believe Mr. Busch possesses knowledge and experience regarding our history and operations, and the shipping and international oil industries that strengthen the Board’s collective qualifications, skills and experience.

Adam Pierce—Adam Pierce has served as one of our directors since May 17, 2012. Mr. Pierce is a Managing Director with Oaktree Capital Management, L.P. in Los Angeles where he leads the Global Principal Group’s Natural Resources investment efforts. Prior to joining Oaktree in 2003, Mr. Pierce served as a Financial Analyst in the Investment Bank at JP Morgan Chase & Co., gaining experience on a range of advisory and financing assignments. Prior thereto, he worked for Goldman, Sachs & Co. Mr. Pierce received a B.A. degree in Economics with a focus on Business Administration from Vanderbilt University. Mr. Pierce has served on the boards of numerous companies, including Crimson Exploration Inc. (now Contango Oil & Gas Co.), Maritime Equity Partners, and DNA Diagnostics.  He currently serves as a Director of Caerus Oil and Gas LLC and Floatel International Ltd. As a result of these and other professional experiences, we believe Mr. Pierce possesses knowledge and experience regarding banking, finance and capital markets that strengthen the Board’s collective qualifications, skills and experience.

Corporate Governance

Governance Guidelines.  All of the Company’s corporate governance materials, including the Corporate Governance Guidelines adopted by the Board, which includes the criteria used in determining director independence and qualifications for directors, and current copies of its Board committee charters, are published on the Corporate Governance page of the Investors section of the Company’s website at www.gener8maritime.com.  These materials are also available in print to any shareholder upon request.  The Board regularly reviews corporate governance developments and modifies its Governance

Guidelines and committee charters as warranted.  Any modifications are reflected on the Company’s website.

Director Independence.  It is the Board’s objective that a majority of the Board consist of independent directors.  For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board follows the criteria set forth in Section 303A of the NYSE Listed Company Manual to determine director independence.  The Company’s independence criteria are set forth in Section II of its Corporate Governance Guidelines.  In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

Our Audit Committee is currently comprised of solely independent directors.  In accordance with the SEC rules and NYSE listing rules, each of our Compensation and Nominating and Corporate Governance committees are comprised of a majority of independent directors and must be comprised solely of independent directors within one year of our listing. We intend to comply with these transition rules. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The four independent directors of the Company are Ethan Auerbach, Dan Ilany, Roger Schmitz and Steven D. Smith.

Code of Ethics.  All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies set forth in the Company’s Code of Ethics.  Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver.  Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.gener8maritime.com and is available in print to any shareholder upon request.  The Company intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.

Communicating Concerns to Directors.  Shareholders and other interested parties desiring to communicate directly with the Board, with the non-management directors individually or as a group, or with any individual director may do so in writing addressed to the intended recipient(s), c/o Leonard J. Vrondissis, Secretary, Gener8 Maritime, Inc., 299 Park Avenue, 2nd Floor, New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to the Board or our directors.  Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2015, there were 14 meetings of the Board.  A quorum of directors was present, either in person or telephonically, for all such meetings.  Actions were also taken during the year by the unanimous written consent of the directors.  During 2015, all directors attended at least 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which they served. None of the directors attended the 2015 Annual Meeting of Shareholders on May 4, 2015.

Since its formation on June 24, 2015 in connection with our 2015 initial public offering, the Company’s Audit Committee has been comprised of Dan Ilany, Roger Schmitz and Steven D. Smith, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  Mr. Smith is a financial expert as defined under Item 407(d)(5)(ii) of Regulation S-K.  Please refer to Mr. Smith’s biographical information beginning on page 10 for his relevant experience.   Through its written charter, effective as of June 24, 2015, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the quality and integrity of the Company’s financial statements and its accounting, auditing and financial reporting practices, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s independent auditors and the Company’s internal audit function.  The Audit Committee held three meetings during fiscal year 2015, each of which was attended by all committee members.

From its formation on June 10, 2015 until June 24, 2015, the Company’s Compensation Committee was comprised of Dan Ilany, Adam Pierce, Roger Schmitz and Steven D. Smith.  Since June 24, 2015, the Company’s Compensation Committee has been comprised of Ethan Auerbach, Dan Ilany, and Adam Pierce.  Through its written charter, effective as of June 24, 2015, the Compensation Committee has been delegated the responsibility of reviewing and approving corporate goals relevant to executive compensation, making recommendations to the Board with respect to compensation practices, and overseeing the Company’s compliance with NYSE rules regarding shareholder approval of equity incentive plans.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and director and executive officer equity grants and other compensation.  The Compensation Committee held three meetings during fiscal year 2015, which were attended by all committee members.

Since its formation on June 24, 2015 in connection with our 2015 initial public offering, the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”) has been comprised of Peter C. Georgiopoulos, Roger Schmitz and Steven D. Smith.  Through its written charter, effective as of June 24, 2015, the Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s Corporate Governance Guidelines.  The Nominating Committee is tasked with leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for shareholder approval at an annual meeting.  The Nominating Committee has the sole authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the Nominating Committee may deem appropriate in its sole discretion.  The Nominating Committee seeks individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders.  The Nominating Committee will consider shareholder recommendations of director candidates on the same basis, which should be sent to the attention of the Secretary at the Company’s headquarters.  The Nominating Committee did not hold any meetings during fiscal year 2015.

The Nominating Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Nominating Committee does not have a diversity policy; however, in the event of a vacancy, the Nominating Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its mission.

Executive Sessions

To assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate.  In addition, if there are any non-management directors who are not independent directors, the independent directors will meet in executive session at least annually.  The presiding director at any executive session with the non-management or independent directors will be selected by a majority of the non-management or independent directors (as applicable) present at the meeting.

Board Leadership Structure

As noted above, our Board is currently comprised of four independent and three non-independent directors.  We recognize that different Board leadership structures may be appropriate for the Company during different periods of time and under different circumstances.  We believe that our current Board leadership structure is suitable for us because it allows us to consider a broad range of opinions in the course of our Board deliberations, including those with knowledge of the Company’s day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its shareholders at the time of such determination.

Our Board currently does not separate the role of Chairman of the Board from the role of Chief Executive Officer. Our Board believes that this gives us the benefits of the experience and knowledge of our Chief Executive Officer, who has been closely involved with the Company since its founding. Given his unique knowledge, experience and relationship with both the Board and management, we believe his service as Chairman and Chief Executive Officer provides significant value to the Company and its shareholders, and that it is beneficial for our Chairman to lead both our management team and our Board members as they provide oversight to our management team.

Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of the Company’s strategic planning process. The subject of risk management is discussed from time to time at Board meetings with our Chief Executive Officer and our Chief Financial Officer.  Additionally, the charters of certain of the Board’s committees assign oversight responsibility for particular areas of risk. For example, our Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting.  Our Nominating Committee oversees risk associated with our Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Our Compensation Committee oversees the risk related to our executive compensation plans and arrangements.

MANAGEMENT

Executive Officers and Other Key Personnel

The following table sets forth certain information with respect to the Company’s executive officers (other than Peter C. Georgiopoulos, for whom information is set forth above under the heading “Continuing Director Information”).

Executive Officers

Name	Age	Title
John P. Tavlarios	54	Chief Operating Officer
Leonard J. Vrondissis	38	Chief Financial Officer, Executive Vice President and Secretary
Milton H. Gonzales, Jr.	62	Manager and Technical Director of Gener8 Maritime Management LLC
Sean Bradley	39	Manager and Commercial Director of Gener8 Maritime Management LLC

John P. Tavlarios—John P. Tavlarios has served as our Chief Operating Officer since the closing of the 2015 merger on May 7, 2015. He previously served as one of our directors and as our President from December 2008 until May 7, 2015, and as Chief Executive officer from July 2011 until May 7, 2015. He previously served as a director of General Maritime Corporation from May 2001 until December 2008. He served as the President and Chief Operating Officer of General Maritime Corporation from May 2001 until December 2002. Following our internal reorganization, which took effect in December 2002, through December 2008, he served as the Chief Executive Officer of our tanker operating subsidiary, Gener8 Maritime Management LLC (“GMM”).  From its inception in 1997 to January 2000, Mr. Tavlarios served as Executive Vice President of General Maritime Corporation. From 1995 to 1997, he was affiliated with MEM, a ship-owning and investment company, where he served as Director of Marine Operations. From 1992 to 1995, Mr. Tavlarios was President and founder of Halcyon Trading Company, a consulting firm specializing in international business development with a particular emphasis on the international oil industry. From 1984 to 1992, he was employed by Mobil Oil Corporation, spending most of his tenure in the Marine Operations and the Marketing and Refining divisions. Prior to 1984, Mr. Tavlarios was involved in his family’s shipping business, assisting in marine operations. Mr. Tavlarios is a member of the American Bureau of Shipping, the DNV GL North American Committee, the Skuld board of directors and the Board of Trustees of the Seaman’s Church Institute. Mr. Tavlarios is also a director of Aegean Marine.

Leonard J. Vrondissis—Leonard J. Vrondissis has served as our Chief Financial Officer since February 2013, as our Executive Vice President since May 2012 and as our Secretary since December 2015. Mr. Vrondissis served as our Secretary and Treasurer from May 2012 to February 2013. Prior to that, Mr. Vrondissis served as our Vice President—Finance from January 2007 to May 2012.  Mr. Vrondissis joined our Finance Department in 2001. Mr. Vrondissis is also Treasurer of MEM, an entity controlled by Peter C. Georgiopoulos. MEM is the manager of Maritime Equity Partners, or “MEP.” Mr. Vrondissis provides services to MEP and certain of its affiliates as a consultant on behalf of MEM.

Milton H. Gonzales, Jr.—Milton H. Gonzales, Jr. has served as Manager and Technical Director of GMM since February 2009 and as Maritime Compliance Officer of GMM since April 2009.  Prior to that, he served as Senior Vice President—Technical Operations of GMM from August 2005 through February 2009, and as Vice President—Technical Operations from 2004 to 2005. From 2000 to 2004, Mr. Gonzales was Vice President—Marine and Technical Operations of Cunard Line Limited Cruise Company. Prior to that, Mr. Gonzales worked at Sea-Land Service for 14 years. Mr. Gonzales is a member of the American Bureau of Shipping, Lloyd’s Register North American Advisory Committee and the Marshall Islands’ Registry Quality Council.

Sean Bradley—Sean Bradley has served as Manager and Commercial Director of GMM since May 2012. Prior to that, he served as the Head of Business Development of GMM from February 2009 through May 2012. From January 2008 to October 2008, Mr. Bradley was Director, Chartering & Freight Trading, Europe, of Teekay Shipping based in London. Prior to that, Mr. Bradley served as the Global Chartering Manager at Eiger Shipping SA, Geneva, a subsidiary of Lukoil International Trading and Supply Company. Mr. Bradley originally joined Lukoil International Trading and Supply Company as a member of its product trading team at Lukoil Pan-Americas LLC in 2003.

Messrs. Georgiopoulos, Tavlarios, Vrondissis and Gonzales have each served as executive officers of the Company prior to and during the Company’s Chapter 11 cases in 2011 and 2012.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended (the “Securities Act”), which require compensation disclosure for our principal executive officer and our next two most highly compensated executive officers other than our principal executive officer (collectively, the “named executive officers”).

Our named executives for fiscal year 2015 were as follows:

Peter C. Georgiopoulos	Chairman, Chief Executive Officer and Director
John P. Tavlarios	Chief Operating Officer
Leonard J. Vrondissis	Chief Financial Officer, Executive Vice President and Secretary

Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.

Compensation Committee Processes and Procedures

Role of Compensation Committee.  Our executive compensation program is overseen by the Compensation Committee, which is composed of three non-employee directors:  Ethan Auerbach, Dan Ilany and Adam Pierce. Through its written charter, effective as of June 24, 2015, the Compensation Committee has been delegated the responsibility of reviewing and approving corporate goals relevant to executive compensation, making recommendations to the Board with respect to compensation practices, and overseeing the Company’s compliance with NYSE rules regarding shareholder approval of equity incentive plans.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and reviews, approves, or recommends executive officer bonuses and director and executive officer equity grants and other compensation.

Each year, the Compensation Committee conducts an evaluation of each named executive to determine if changes in the officer’s compensation are appropriate taking into account the named executive’s performance and contributions to the performance of the Company.  In evaluating compensation for our named executives, the Compensation Committee reviews tally sheets and other summaries that include the following information:

•                  Salary and cash bonus compensation for prior years;

•                  Equity-based compensation awards for prior years;

•                  Vested and unvested equity-based compensation held; and

•                  The value of benefits and perquisites.

Role of Compensation Consultant.  The Compensation Committee has selected and directly retained Steven Hall & Partners, an independent compensation consultant, to review the Company’s executive compensation program for competitiveness in regards to levels and methods of compensation and to advise on current trends and issues in executive compensation.  The Compensation Committee also retained Steven Hall & Partners for assistance in matters including evaluating compensation and performance data for peer companies; advising the Compensation Committee on current trends in compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Compensation Committee.  The Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s named executives.

Role of Chairman and Management.  The Compensation Committee consults with our Chairman regarding compensation matters generally and with our senior executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly.  At the end of our fiscal year, our Chairman reviews with the Compensation Committee the Company’s performance and accomplishments during the year.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Gener8 Maritime’s executive officers or members of Gener8 Maritime’s Board or Compensation Committee and any other company’s executive officers, board of directors or compensation committee.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	All Other Compensation ($) (i)	Total ($) (j)
Peter C. Georgiopoulos	2015	$750,000	$562,500	$15,139,306	$17,534	$16,469,340
Chairman, Chief Executive Officer and Director	2014	$—	$1,000,000	$—	$15,438	$1,015,438

Leonard J. Vrondissis	2015	$425,000	$525,000	$2,911,412	$33,434	$3,894,846
Chief Financial Officer, Executive Vice President and Secretary	2014	$300,000	$450,000	$—	$24,415	$774,415

John P. Tavlarios	2015	$550,000	$275,000	$1,863,302	$52,148	$2,740,450
Chief Operating Officer	2014	$550,000	$350,000	$—	$48,486	$948,486

Column (e):  Stock Awards; Restricted Stock Units

The amounts in this column reflect the aggregate grant date fair value of restricted stock units awarded computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

Restricted Stock Units

In 2015, in connection with the IPO, we granted members of management restricted stock units (“RSUs”) in respect of 1,663,660 shares of our common stock pursuant to our 2012 Equity Incentive Plan, as amended, including RSUs in respect of 1,081,379 shares of our common stock to Mr. Georgiopoulos, RSUs in respect of 207,958 shares of our common stock to Mr. Vrondissis and RSUs in respect of 133,093 shares of our common stock to Mr. Tavlarios.

The RSUs of each named executive vest ratably in 20% increments or tranches on June 24, 2015, June 30, 2015, December 1, 2016, December 1, 2017 and December 1, 2018, subject for each increment to the named executive remaining employed with us through the applicable vesting date for such increment, provided that, upon the consummation of an initial public offering, the second increment scheduled to vest in December 2015 vested immediately. The shares for the first two vesting increments were issued within three business days after December 3, 2015 and the shares for the remaining vesting increments are expected to be issued within a similar short period of time following the vesting date for each of such increments. The RSUs of the named executives provide that, upon any termination of a named executive’s employment by us without cause, by him for good reason, or as a result of the non-extension of his employment agreement by us, he will be entitled to 12 months of accelerated vesting (covering all increments scheduled to vest within 12 months of the date of such termination and a pro rata portion of the next increment). The RSUs of the named executives also vest in full in the event of any termination of a named executive’s employment due to death or disability or in the event of a change of control as defined in our 2012 Equity Incentive Plan, as amended. Except with respect to the foregoing accelerated vesting, any unvested RSUs of the named executives are expected to be forfeited upon the termination of a named executive’s employment.

Prior to the vesting of any RSUs, a named executive is entitled to receive payments from us of the equivalent of any dividends or other distributions declared and paid by us on our common stock with respect to the common stock for his vested and unvested RSUs at the same time and in the same form (cash or non-cash) that such dividends or distributions are paid to shareholders on our common stock; provided that distributions on unvested RSUs will be placed into escrow until such time as they become payable or are forfeited.

Under the terms of RSU grant agreements, each of Messrs. Georgiopoulos, Tavlarios and Vrondissis is subject to the confidentiality, noncompetition, nonsolicitation, noninterference and nondisparagement restrictions set forth in their respective employment agreement. The RSU grant agreements provide that in the event any of Messrs. Georgiopoulos, Tavlarios and Vrondissis materially violates any such restrictions and fails to cure such violation, the unvested portion of his outstanding RSUs will be forfeited.

The RSU grant agreements contain restrictions on transfers, pledges and attachment of the RSUs. Messrs. Georgiopoulos, Tavlarios and Vrondissis were also required to become a party to the 2015 shareholders agreement and Second Amended and Restated Registration Agreement, dated as of May 7, 2015, between us and certain of our shareholders, as a condition to settlement of the RSUs.

Executive Employment Agreements

We have employment agreements with our named executives which are described below.

Peter C. Georgiopoulos

On June 22, 2015, we entered into an employment agreement with Peter C. Georgiopoulos for a term of two years and provides for automatic renewal for additional one year terms, unless he or we terminate the agreement on at least 90 days’ notice prior to the expiration of the then-current term. Pursuant to the agreement, Mr. Georgiopoulos will serve as our Chairman of the Board and Chief Executive Officer and be entitled to a base salary of not less than $750,000 per annum. Mr. Georgiopoulos’ agreement provides for an annual discretionary cash bonus, based on a target of 150% of his base salary and upon the attainment of pre-established annual performance goals established by the Board or any committee thereof after consultation with him. Pursuant to the agreement, Mr. Georgiopoulos received a grant of RSUs in respect of 1,081,379 shares of our common stock pursuant to a separate grant agreement made under our 2012 Equity Incentive Plan, as amended.

The agreement requires Mr. Georgiopoulos to devote at least 50% of his business time to his duties with us, provided that he will not be prevented from continuing his involvement with certain other businesses with which he is currently involved, including Maritime Equity Management LLC, Genco, Aegean Marine and Chemical Transportation Group Ltd. Mr. Georgiopoulos is required to direct to us any business opportunities involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations). The agreement provides that Mr. Georgiopoulos will have no fiduciary, contractual or other obligation to direct to us any business opportunity not involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations).

The agreement provides that upon termination of Mr. Georgiopoulos’ employment (including termination by reason of non-renewal) by us without cause or by him for good reason, in each case as defined in the agreement, Mr. Georgiopoulos will be entitled to any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, plus a payment (in 12 equal monthly installments following such termination) equal to the sum of two times base salary at the date of termination and two times target bonus for our last completed fiscal year. In these circumstances, Mr. Georgiopoulos is also expected to be entitled to continued participation in our group health plan for himself and his dependents for a period of 18 months.

The agreement provides that:

•                                          In the event of termination of Mr. Georgiopoulos’ employment due to his death, we will pay him or his estate any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, plus a pro rata bonus for the year of termination.

•                                          In the event of termination of Mr. Georgiopoulos’ employment on account of disability, by him other than for good reason or as a result of his non-extension of the agreement, we will pay him any unpaid salary and earned and unpaid bonus for the most recent performance period, plus certain accrued vacation and employee benefits, in each case through the date of termination, along with any disability benefits for which he may qualify.

•                                          In the event Mr. Georgiopoulos’ employment is terminated by us for cause, we will pay him any unpaid salary through the date of termination, plus certain accrued vacation and employee benefits.

Under his agreement, Mr. Georgiopoulos has agreed to protect our confidential information and not to solicit our employees for other employment or our customers for 12 months after termination. He has also agreed not to engage in certain competitive activities involving the international maritime transportation of crude oil or refined products derived from crude oil (excluding bunkering operations) for 12 months after the termination of his employment with us. Certain amounts payable, and certain benefits and other rights of Mr. Georgiopoulos under the agreement are expected to be subject to his delivery and non-revocation of a general release in our favor. Mr. Georgiopoulos is also subject to certain confidentiality, noncompetition, nonsolicitation, noninterference, nondisparagment and certain other obligations under the agreement. The agreement provides that any severance being paid to Mr. Georgiopoulos pursuant to the agreement or otherwise will cease in the event of any material willful violation by him of such obligations.

Leonard J. Vrondissis and John P. Tavlarios

We entered into employment agreements with Messrs. Vrondissis and Tavlarios on May 17, 2012 and amendments to these agreements on June 22, 2015.  Each of these agreements, as amended, is for a term of eighteen months, with provisions for automatic renewals for additional terms of one year each, unless we or the named executive terminates the agreement upon at least ninety days’ prior notice.  Under these agreements, as amended:

•                                          Mr. Vrondissis will serve as Chief Financial Officer and Mr. Tavlarios will serve as Chief Operating Officer;

•                                          Mr. Vrondissis is entitled to a base salary of not less than $425,000 and Mr. Tavlarios is entitled to a base salary of not less than $550,000 per annum; in addition, each of Messrs. Vrondissis and Tavlarios is entitled to annual discretionary cash bonuses based upon actual performance as determined by the Board or any committee thereof, with each of Messrs. Vrondissis and Tavlarios having a target bonus of 100% of his base salary; and

•                                          if any of the executives is terminated without cause or resigns for good reason, or we do not extend the term of his employment pursuant to the employment agreement other than for cause, then such executive will be entitled to specific payments and benefits, including the continuation of his base salary at the time of such termination or non-extension for a variable amount of time specific to the particular executive (18 months for Mr. Tavlarios, unless the termination of his employment is in connection with a change in control of the Company, in which case, twenty-four months and twelve months for Mr. Vrondissis). Each of Messrs. Vrondissis and Tavlarios is also entitled to specific payments and benefits in the event of other terminations of employment, consisting of salary, bonus and benefits that had accrued as of the date of termination, except that in the event of a termination for cause, the executive would not receive any accrued bonus.

Under these agreements, each of Messrs. Vrondissis and Tavlarios has agreed to protect our confidential information during the term of his employment and at all times thereafter, and not to solicit our employees for other employment during the term of such executive’s employment and for six months after termination.  Each executive has also agreed not to engage in certain defined competitive activities described in his agreements during the term of his employment and for a period of time after the termination of his employment with us (18 months for Mr. Tavlarios after the termination of his employment, provided that in the event he is entitled to enhanced severance due to termination in connection with a change in control, the number of months is 12, and six months for Mr. Vrondissis).  The provisions regarding competitive activities will only apply to Mr. Tavlarios for one year following a change of control.

Outstanding Equity Awards at 2015 Fiscal Year-End

	Stock Awards
Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)
Peter C. Georgiopoulos	648,827	$6,131,415
Leonard J. Vrondissis	124,775	$1,179,124
John P. Tavlarios	79,856	$754,639

Column (g): Number of Shares or Units of Stock That Have Not Vested

Peter C. Georgiopoulos:  Includes the unvested portions of 1,081,379 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, and 20% of which vested on June 30, 2015; the remaining unvested portions will vest in 20% installments on each of the first three anniversaries of December 1, 2015.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Leonard J. Vrondissis:  Includes the unvested portions of 207,958 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, and 20% of which vested on June 30, 2015; the remaining unvested portions will vest in 20% installments on each of the first three anniversaries of December 1, 2015.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

John P. Tavlarios:  Includes the unvested portions of 133,093 restricted stock units granted on June 24, 2015, 20% of which vested on June 24, 2015, and 20% of which vested on June 30, 2015; the remaining unvested portions will vest in 20% installments on each of the first three anniversaries of December 1, 2015.  The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

Column (h): Market Value of Shares or Units of Stock That Have Not Vested

The amounts shown in column (c) reflect the market value of unvested restricted stock unit awards based on the closing price of the Company’s common stock on December 31, 2015, which was $9.45 per share.

Non-Employee Director Compensation

During fiscal year 2015, the Company did not pay any of its non-employee directors any compensation for services as a director of the Company.  Mr. Georgiopoulos did not earn any additional compensation for his service as a director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

The role of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company’s auditors.  The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as provided under the applicable listing standards of the New York Stock Exchange.  The Audit Committee operates pursuant to a Charter that was adopted by the Board as of June 24, 2016.  As set forth in the Charter, the Audit Committee’s job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements’ conformity with generally accepted accounting principles, monitoring the effectiveness of the Company’s internal controls, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2015.  The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the financial statements with management.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communication with Audit Committees, as currently in effect.  Finally, the Audit Committee has received written disclosures and the letter from the independent auditors required the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect.  The Audit Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based upon the Audit Committee’s receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the

Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

Dan Ilany
Roger Schmitz
Steven D. Smith

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Gener8 Maritime’s voting common stock as of April 1, 2016 of:

•                  each person, group or entity known to Gener8 Maritime to beneficially own more than 5% of our stock;

•                  each of our directors;

•                  each of our named executives; and

•                  all of our directors and named executives as a group.

As of the Record Date, a total of 82,679,922 shares of common stock were outstanding and entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote.  The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security.  A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock (as of April 1, 2016)

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (18)
Certain funds managed by Oaktree(1)	13,052,534	15.8%
BlueMountain Capital Management, LLC(2)	7,842,904	9.5%
Certain funds managed by Avenue Capital Group(3)	7,212,814	8.7%
Certain funds affiliated with Aurora(4)	6,264,594	7.6%
BlackRock, Inc.(5)	6,748,835	8.2%
Monarch Alternative Capital LP(6)	5,388,203	6.5%
Executive Officers and Directors:(7)
Peter C. Georgiopoulos(8)	432,551	*
Leonard J. Vrondissis(9)	48,895	*
John P. Tavlarios(10)	33,555	*
Milton H. Gonzales, Jr(11)	20,972	*
Sean Bradley(12)	20,972	*
Ethan Auerbach(13)	3,228,512	3.9%
Nicolas Busch(14)	—
Dan Ilany(15)	—
Adam Pierce(16)	—
Roger Schmitz(17)	—
Steven D. Smith(4)	6,264,594	7.6%
All Directors and named executives as a group (11 persons)	10,050,066	12.1%

*	Less than 1% of the outstanding shares of common stock.

(1)

Based on the Schedule 13G filed by Oaktree Capital Management, L.P., dated as of February 5, 2016, the shares listed consist of 11,923,244 shares held directly by OCM Marine Holdings TP, L.P. (“OCM Marine”) and 1,129,290 shares held directly by Opps Marine Holdings TP, L.P. (“Opps Marine”).

The Schedule 13G reports that OCM Marine, OCM Marine GP CTB, Ltd., Oaktree Principal Fund V, L.P., Oaktree Principal Fund V GP, L.P., Oaktree Principal Fund V GP Ltd., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC each have sole voting and dispositive power with respect to, and thus may be deemed to indirectly beneficially own, the shares held directly by OCM Marine.

The Schedule 13G reports that Opps Marine, Oaktree Fund GP Ltd., Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC each has sole voting and dispositive power with respect to, and thus may be deemed to indirectly beneficially own, the shares held directly by Opps Marine.

The address of these beneficial owners is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(2)

Based on the Form 3 filed by BlueMountain Capital Management, LLC, dated as of July 24, 2015, the shares listed consist of 405,334 shares held directly by BlueMountain Kicking Horse Fund L.P.; 1,179,786 shares held directly by BlueMountain Credit Opportunities Master Fund I L.P.; 1,589,135 shares held directly by BlueMountain Montenvers Master Fund SCA SICAV-SIF; 3,069,447 shares held directly by Blue Mountain Credit Alternatives Master Fund L.P.; 58,045 shares held directly by BlueMountain Distressed Master Fund L.P.; 101,020 shares held directly by BlueMountain Summit Trading L.P.; 332,991 shares held directly by BlueMountain Guadalupe Peak Fund L.P.; 928,882 shares held directly by BlueMountain Timberline Ltd; and 178,264 shares held directly by BlueMountain Strategic Credit Master Fund L.P. (collectively, the “BlueMountain Funds”). Based on the Schedule 13D filed by BlueMountain Capital Management, LLC, dated as of June 24, 2015, BlueMountain Capital Management, LLC is the investment manager of each BlueMountain Fund, and has shared voting and dispositive power with respect to the 7,842,904 shares directly owned by the BlueMountain Funds.

We have been advised that the members of the investment committee of BlueMountain Capital Management, LLC exercise voting and dispositive power over the shares held by the BlueMountain Funds, and that the members of such investment committee are Andrew Feldstein, Derek Smith, Ethan Auerbach, Peter Greatrex, Bryce Marcus and David Zorub. We have been advised that the each of the aforementioned members of the investment committee disclaim beneficial ownership of the shares owned of record by the BlueMountain Funds, except to the extent of his respective pecuniary interests therein.

The address of these beneficial owners is c/o BlueMountain Capital Management, LLC, 280 Park Avenue, 12th Floor, New York, NY 10017.

(3)

Based on the Schedule 13G filed by Avenue Capital Management II, L.P., dated as of February 12, 2016, consists of shares directly held by (a) Avenue Investments, L.P., Avenue COPPERS Opportunities Fund, L.P., Avenue US/Europe Distressed Segregated Portfolio, a segregated portfolio of Avenue EnTrust Customized Portfolio SPC, Avenue International Ltd., Managed Accounts Master Fund Services — MAP 10, Avenue PPF Opportunities Fund, L.P., and Avenue Special Situations Fund VI (Master), L.P. (collectively, the “U.S. Avenue Funds”); and (b) Avenue Europe Opportunities Master Fund, L.P., Avenue-SLP European Opportunities Fund, L.P., Avenue Europe Special Situations Fund II (Euro), L.P., and Avenue Europe Special

Situations Fund II (U.S.), (collectively, the “Europe Avenue Funds,” and together with the U.S. Avenue Funds, the “Avenue Funds”).

Avenue Capital Management II, L.P. (“Avenue Capital Management”) is an investment adviser to each of the U.S. Avenue Funds, and the Schedule 13G reports that Avenue Capital Management has shared voting and dispositive power as to the 4,810,325 shares held by such entities, representing 5.8% of our outstanding common stock. Avenue Europe International Management, L.P. (“Avenue Europe International”) is an investment adviser to each of the Europe Avenue Funds, which collectively own less than 5% of our outstanding common stock. Avenue Capital Group is comprised of four affiliated SEC registered investment advisers, including Avenue Capital Management and Avenue Europe International.

Avenue Capital Management II GenPar, LLC (“ACM GenPar”) is the general partner of Avenue Capital Management. Marc Lasry is a managing member of ACM GenPar. Avenue Europe International Management GenPar, LLC (“Avenue Europe GenPar”) is the general partner of Avenue Europe International. Mr. Lasry is a managing member of Avenue Europe GenPar. The Schedule 13G reports that Mr. Lasry is an indirect beneficial owner of the 7,212,814 shares directly held by the Avenue Funds by reason of his ability to direct the vote and/or disposition of such shares, and that his pecuniary interest in such shares is a fractional interest in such amount.

The address of these beneficial owners is c/o Avenue Capital Group, 399 Park Avenue, 6th Floor, New York, NY 10022.

(4)

Based on the Schedule 13G filed by Gerald L. Parsky, dated as of October 26, 2015, the shares listed consist of 4,054,054 shares held directly by ARF II Maritime Holdings LLC (“ARF II MH”); 48,378 shares held directly by ARF II Maritime Equity Partners LP (“ARF II MEP”); and 2,162,162 shares held directly by ARF II Maritime Equity Co-Investors LLC (“ARF II ME CO”).

The Schedule 13G reports that (a) Aurora Resurgence Fund II L.P. and Aurora Resurgence Capital Partners II LLC each has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II MH, (b) Aurora Resurgence Advisors II LLC has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II MEP, and (c) Aurora Resurgence Advisors II LLC has sole voting and dispositive power with respect to, and thus may be deemed to beneficially own, the shares directly held by ARF II ME CO.

The Schedule 13G reports that Gerald L. Parsky and Steven D. Smith, who are the managing members of each of Aurora Resurgence Advisors II LLC and Aurora Resurgence Capital Partners II LLC have shared voting and dispositive power with respect to the shares directly held by ARF II MH, ARF II MEP, and ARF II ME CO, and are deemed to share beneficial ownership of these shares. The Schedule 13G reports that each of Gerald L. Parsky and Steven D. Smith disclaim beneficial ownership of any shares held by ARF II MH, ARF II MEP and ARF II ME CO.

The address of these beneficial owners is c/o Aurora Capital Group, 10877 Wilshire Blvd., Suite 2100, Los Angeles, CA 90024.

(5)

Based on the Schedule 13G filed by BlackRock, dated as of February 9, 2016, the shares listed consist of 6,748,835 shares held directly by BlackRock and its subsidiaries, of which such holders have sole voting power as to 6,681,220 shares and sole dispositive power as to 6,748,835 shares. The address of these beneficial owners is 55 East 52nd Street, New York, NY 10055.

(6)

Based on the Schedule 13G filed by Monarch Alternative Capital LP, dated as of February 11, 2016, and the Form 3 filed by Monarch Alternative Capital LP, dated as of June 24, 2015, the shares listed consist of 2,071,267 shares held directly by Monarch Debt Recovery Master Fund Ltd; 1,362,182 shares held directly by Monarch Opportunities Master Fund Ltd; 263,065 shares directly held by Monarch Alternative Solutions Master Fund Ltd; 61,384 shares held directly by

Monarch Capital Master Partners II LP; 47,680 shares held directly by Monarch Capital Master Partners III LP; 1,147,429 shares held directly by MCP Holdings Master LP; and 435,196 shares held directly by P Monarch Recovery Ltd (collectively, the “Monarch Funds”).

The Schedule 13G reports that Monarch Alternative Capital LP, MDRA GP LP, and Monarch GP LLC have shared voting and dispositive voting power with respect to, and thus beneficially own, the shares held by the Monarch Funds.

The address these beneficial owners is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, NY 10022.

(7)	Unless otherwise indicated the business address of each beneficial owner identified is c/o Gener8 Maritime, Inc., 299 Park Avenue, Second Floor, New York, New York 10171.

(8)	Does not include 648,827 shares which may be issuable in settlement of restricted stock units.

(9)	Does not include 124,775 shares which may be issuable in settlement of restricted stock units.

(10)	Does not include 79,856 shares which may be issuable in settlement of restricted stock units.

(11)	Does not include 49,910 shares which may be issuable in settlement of restricted stock units.

(12)	Does not include 49,910 shares which may be issuable in settlement of restricted stock units.

(13)

Ethan Auerbach, a Portfolio Manager and a Partner at BlueMountain Capital Management, LLC. See note (2). Other than as disclosed below, Mr. Auerbach disclaims beneficial ownership of our common stock held by BlueMountain Capital Management, LLC and its investment entities.

Based on the Form 3 filed by Mr. Auerbach, dated as of June 24, 2015, the shares listed consist of 3,069,447 shares held directly by Blue Mountain Credit Alternatives Master Fund L.P.; 58,045 shares held directly by BlueMountain Distressed Master Fund L.P.; and 101,020 shares held directly by BlueMountain Summit Trading L.P. The Form 3 reports that Mr. Auerbach may be deemed to have an indirect pecuniary interest in such shares through his proportionate ownership of certain limited partnership interests in such entities indirectly held by Mr. Auerbach.

The address of Mr. Auerbach is c/o BlueMountain Capital Management, LLC, 280 Park Avenue, 12th Floor, New York, NY 10017.

(14)

Navig8 Limited holds 3,569,131 of our common shares. Nicolas Busch is a director and minority beneficial owner of Navig8 Limited. The address of Nicolas Busch is c/o Navig8 Europe Limited, 2nd Floor, Kinnaird House, 1 Pall Mall East, London SW1Y 5AU, United Kingdom.

(15)

Dan Ilany is a Senior Vice President at Avenue Capital Group. See note (3). Mr. Ilany disclaims beneficial ownership of our common stock held by Avenue Capital Group, its funds and its managed accounts. The address of Dan Ilany is c/o Avenue Capital Group, 399 Park Avenue, 6th Floor, New York, NY 10022.

(16)	Adam Pierce a Managing Director of Oaktree Capital Management, L.P. See note (1). Mr. Pierce disclaims beneficial ownership of our common stock held by Oaktree Capital Management, L.P., its related investment entities and any funds managed by it. The address of Adam Pierce is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.

(17)

Roger Schmitz is a Managing Principal of Monarch Alternative Capital LP. See note (6). Mr. Schmitz disclaims beneficial ownership of our common stock held by Monarch Alternative Capital LP and its affiliates. The address of Mr. Schmitz is 535 Madison Avenue, New York, NY 10022.

(18)	Based on 82,679,922 shares outstanding as of April 1, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In this section, “Oaktree” refers to Oaktree Capital Management L.P. and/or one or more of its investment entities and the funds managed by it, “BlueMountain” refers to BlueMountain Capital Management, LLC and/or one or more of its investment entities, “BlackRock” refers to BlackRock, Inc. and/or one or more of its investment entities, “Aurora” refers to Aurora Resurgence Capital Partners II LLC, Aurora Resurgence Advisors II LLC and/or one or more of their investment entities or affiliates, “Avenue” refers to Avenue Capital Group and/or one or more of its funds or managed accounts, “Monarch” refers to Monarch Alternative Capital LP and/or one or more of its affiliates, and “Twin Haven” refers to Twin Haven Special Opportunities Fund IV, L.P. and/or one or more other investment entities of Twin Haven Capital Partners, LLC.

BlueMountain Note and Guarantee Agreement. On March 28, 2014, we and our wholly-owned subsidiary Gener8 Maritime Subsidiary V Inc. (formerly known as VLCC Acquisition I Corporation and referred to in this report as “Gener8 Maritime Sub V”) entered into a Note and Guarantee Agreement, which we refer to as the “Note and Guarantee Agreement,” with BlueMountain, whom we refer to as the “senior note purchasers”. Pursuant to the Note and Guarantee Agreement, we issued senior unsecured notes due 2020 on May 13, 2014 in the aggregate principal amount of $131.6 million to the senior note purchasers for proceeds of $125.0 million (before fees and expenses), after giving effect to the original issue discount provided for in the Note and Guarantee Agreement. We refer to these notes as the “senior notes.” One member of the Board is associated with or an employee of BlueMountain. In addition, based on information filed publicly with the SEC, BlueMountain owns greater than 5% of our outstanding common stock as of March 15, 2016.

As of December 31, 2015, the outstanding principal balance of the senior notes was $131.6 million, and the unamortized discount on the senior notes was $5.7 million, which we amortize as additional interest expense until March 28, 2020.

2015 Merger Related Transactions

2015 Merger Agreement. On February 24, 2015, General Maritime Corporation (our former name), Gener8 Maritime Acquisition, Inc. (one of our wholly-owned subsidiaries), Navig8 Crude Tankers, Inc. and each of the equityholders’ representatives named therein entered into an Agreement and Plan of Merger. We refer to Gener8 Maritime Acquisition, Inc. as “Gener8 Acquisition,” to Navig8 Crude Tankers, Inc. as “Navig8 Crude” and to the Agreement and Plan of Merger as the “2015 merger agreement.” Pursuant to the 2015 merger agreement, Gener8 Acquisition merged with and into Navig8 Crude, with Navig8 Crude continuing as the surviving corporation and our wholly-owned subsidiary and being renamed Gener8 Maritime Subsidiary Inc. or “Gener8 Subsidiary.” We refer to the transactions contemplated under the 2015 merger agreement as the “2015 merger.” The 2015 merger closed on May 7, 2015. Navig8 Crude’s shareholders that were permitted to receive shares of our common stock pursuant to the Securities Act under the 2015 merger agreement received 0.8947 shares of our common stock for each common share of Navig8 Crude they owned immediately prior to the 2015 merger. Navig8 Crude’s shareholders that were not permitted to receive shares of our common stock pursuant to the Securities Act received cash in an amount equal to the number of shares of our common stock such shareholder would have received multiplied by $14.348. Concurrently with the 2015 merger, we filed with the Registrar of Corporations of the Republic of the Marshall Islands our Third Amended and Restated Articles of Incorporation to, among other things, increase our authorized capital, reclassify our common stock into a single class of common stock and change our legal name to “Gener8 Maritime, Inc.”

At the closing of the 2015 merger, we deposited into an account maintained by the 2015 merger exchange and paying agent, in trust for the benefit of Navig8 Crude’s former shareholders, 31,233,170 shares of our common stock and $4.5 million in cash. The number of shares and amount of cash deposited into such account was calculated based on an assumption that the former holders of 1% of Navig8 Crude’s shares would not be permitted under the 2015 merger agreement to receive our shares as consideration and would receive cash instead. During the period from May 8, 2015 (post-merger) to December 31, 2015, all of these shares, 232,819 additional shares and $1.2 million in cash were issued to former shareholders of

Navig8 Crude as merger consideration and $3.3 million of cash was returned to us from the trust account since the former holders of more than 99.0% of Navig8 Crude’s shares received our shares as consideration. As of December 31, 2015, $29,000 of cash remained in the trust account, and we could be required to deposit into the 2015 merger exchange and paying agent account additional shares pursuant to the 2015 merger agreement having a value of this amount based on a share price of $14.348 per share.

Immediately following the consummation of the 2015 merger, our shareholders prior to the 2015 merger owned approximately 34.9 million, or 52.55%, and Navig8 Crude’s shareholders prior to the 2015 merger owned approximately 31.5 million, or 47.45% of the shares of our common stock, with Oaktree, BlueMountain, Avenue, Aurora, Monarch, BlackRock and Navig8 Limited and/or their respective affiliates each owning greater than 5% of our outstanding common stock, respectively, of our outstanding stock. The 2015 merger closed on May 7, 2015.

Prior to the consummation of the 2015 merger, three members of our Board were associated with or employees of Oaktree, one member of our Board was associated with or an employee of Aurora, one member of our Board was associated with or an employee of BlackRock and one member of our Board was associated with or an employee of BlueMountain. In addition, prior to the 2015 merger, one member of each board of General Maritime and Navig8 Crude was associated with or an employee of BlueMountain.

One current member of our Board is associated with or an employee of Aurora, one member of our Board is associated with or an employee of Avenue, one member of our Board is associated with or an employee of BlueMountain, one member of our Board is associated with or an employee of Monarch and one member of our Board is associated with or an employee of Oaktree.

Nicolas Busch, a member of our Board, and who is a member of our Strategic Management Committee, and Gary Brocklesby, who serves as chairman and a member of our Strategic Management Committee, are each directors and minority beneficial owners of Navig8 Limited. Based on information publicly filed with the SEC, Navig8 Limited owns greater than 4% of our outstanding common stock as of March 15, 2016.

Until twenty four months following the anniversary of the closing of the 2015 merger, we are required, subject to a maximum amount of $75.0 million and a deductible of $5.0 million, to indemnify and defend General Maritime’s or Navig8 Crude’s shareholders immediately prior to the 2015 merger, in respect of certain losses arising from inaccuracies or breaches in the representations and warranties of, or the breach prior to the closing of the 2015 merger by, Navig8 Crude and General Maritime, respectively. Any amounts payable pursuant to such indemnification obligation shall be satisfied by the issuance of shares of our common stock with a fair market value equal to the amount of the indemnified loss and may result in dilution to certain shareholders.

2015 Warrant Agreement.  In connection with the 2015 merger we entered into an amended and restated warrant agreement with Navig8 Limited. We refer to this agreement as the “2015 warrant agreement” and to Navig8 Limited or the subsequent transferee as the “2015 warrantholder.” Under the 2015 warrant agreement, 1,600,000 warrants that had, prior to the 2015 merger, provided the 2015 warrantholder the right to purchase 1,600,000 shares of Navig8 Crude’s common stock at $10 per share were converted into warrants entitling the 2015 warrantholder to purchase 0.8947 shares of our common stock for each warrant held for a purchase price of $10.00 per warrant, or $11.18 per share. We refer to these warrants as the “2015 warrants.” The 2015 warrants, which expire on March 31, 2016, vest in five equal tranches, with each tranche vesting upon our common shares reaching the following trading thresholds following an initial public offering: $15.09, $16.21, $17.32, $18.44 and $19.56. These trading thresholds represent the volume-weighted average price of our shares over any period of ten consecutive trading days during which there is a minimum cumulative trading volume of $2.0 million. See above for more information regarding the relationship between Navig8 Limited and us.

2015 Option. Pursuant to the 2015 merger agreement, we agreed to convert any outstanding option to acquire Navig8 Crude common stock into an option to acquire the number of shares of our common stock equal to the product obtained by multiplying (i) the number of shares of Navig8 Crude common stock subject to such stock option immediately prior to the consummation of the 2015 merger by (ii) 0.8947, at an exercise price per share equal to the quotient obtained by dividing (A) the per share exercise price specified in such stock option immediately prior to the 2015 merger by (B) 0.8947. Immediately prior to the consummation of the 2015 merger, there was one option to purchase 15,000 shares at $13.50 per share issued to L. Spencer Wells. Mr. Wells served as BlueMountain’s designee to the Navig8 Crude board of directors until the consummation of the 2015 merger. This option, which we referred to as the “2015 option” was converted into an option to purchase 13,420 of our common shares at an exercise price of $15.088 per share. We also agreed to treat the 2015 option as exercisable through July 8, 2017. See above for more information regarding the relationship between BlueMountain and us.

2015 Equity Purchase Agreement. On February 24, 2015, we entered into an equity purchase agreement with Navig8 Crude, Avenue, BlackRock, BlueMountain, Monarch, Oaktree, Twin Haven and/or their respective affiliates. We refer to this agreement as the “2015 equity purchase agreement.” In April 2015, certain other accredited investors, including Navig8 Limited, became parties to the 2015 equity purchase agreement through the execution of joinders thereto. We refer to both the original and subsequent signatories to the 2015 equity purchase agreement as the “2015 commitment parties.” Under the 2015 equity purchase agreement, we had the option to sell an aggregate of up to $125.0 million of shares of our common stock in up to three tranches to the 2015 commitment parties at a price of $12.914 per share. We refer to the right we had to exercise our option and require that the parties purchase these shares as the “2015 purchase commitment.” The 2015 purchase commitment terminated upon the consummation of our initial public offering. See above for more information regarding the relationship between Avenue, BlueMountain, Monarch Oaktree, BlackRock, Twin Haven and us.

Pursuant to the terms of the 2015 equity purchase agreement, we issued 483,970 shares of our common stock to the 2015 commitment parties as a commitment premium upon the closing of the 2015 merger as consideration for their purchase commitments including 63,884, 79,491, 61,847, 49,775, 66,096, 27,737, and 21,164 shares to Oaktree, BlueMountain, Avenue, Monarch, BlackRock, Twin Haven and Navig8 Limited, respectively. We refer to the issuance of these shares as the “2015 commitment premium.”

In connection with the 2015 equity purchase agreement, we have agreed to indemnify, subject to certain exceptions, each 2015 commitment party and its affiliates from losses incurred by such 2015 commitment party or its affiliate or to which such 2015 commitment party or its affiliate may become subject that arise out of or in connection with the 2015 equity purchase agreement and the transactions contemplated therein.

2015 Shareholders Agreement. In connection with the consummation of the merger agreement we entered into a shareholders agreement with certain of our shareholders, including the 2015 commitment parties who hold at least 5% of our outstanding shares, including Aurora, Avenue, BlackRock, BlueMountain, Monarch and Oaktree. We refer to this agreement as the “2015 shareholders agreement.”

As of the date of this Annual Report, all of the members of our Board of Directors were originally elected pursuant to the terms of the 2015 shareholders agreement. See above for more information regarding the relationship between Avenue, BlueMountain, Monarch, Oaktree, BlackRock, Twin Haven and us.

In addition, pursuant to the 2015 shareholders agreement, the Strategic Management Committee was formed as an advisory committee to our Board of Directors and consists of Gary Brocklesby (voting and Chairman), Nicolas Busch (voting), Peter Georgiopoulos (voting), John Tavlarios (voting), and Leonard J. Vrondissis (non-voting). The 2015 shareholders agreement terminated upon the consummation of our initial public offering. In 2015, there were no meetings of the Strategic Management Committee, as strategic matters were considered directly by our Board of Directors.

2015 Registration Rights Agreement. In connection with the consummation of the 2015 merger, we entered into the Second Amended and Restated Registration Agreement, with certain of our shareholders, including Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and Twin Haven. Navig8 Limited subsequently signed a joinder to this agreement. We refer to this agreement, as amended, as the “2015 registration rights agreement,” and to Aurora, Avenue, BlackRock, BlueMountain, Monarch, Navig8 Limited, Oaktree, and Twin Haven as the “2015 principal shareholders.” See above for more information regarding the relationship between Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and Twin Haven and us.

The 2015 registration rights agreement provides that, any time following the consummation of an initial public offering by us and from time to time, the 2015 principal shareholders will be entitled to demand a certain number of long-form registrations and short-form registrations of all or part of their registrable securities. Demand registrations may be requested by the 2015 principal shareholders holding five million shares (as adjusted for any stock dividends, stock splits, combinations and reorganizations and similar events) of registrable securities. No registration statement is required to be filed within 180 days of the final prospectus used in an initial public offering.

We are not required to effectuate demands for any long-form or short-form registration unless the expected gross proceeds from the registration are $60.0 million or more. We are not required to effectuate more than eight demand registrations in total and no more than two in any calendar year, and are not required to effectuate any demand registrations following the fifth anniversary of the 2015 registration rights agreement, although the 2015 principal shareholders may request an unlimited number of non-underwritten shelf takedowns. The 2015 registration rights agreement requires us to provide certain piggyback registration rights to certain holders of registrable securities. Under the 2015 registration rights agreement, each holder of registrable securities is required to agree to certain customary “lock-up” agreements in connection with underwritten public offerings.

Support and Voting Agreements and Consents. Concurrently with the execution of the 2015 merger agreement, and in order to facilitate the 2015 merger, the Company and Navig8 Crude entered into voting agreements with certain of Navig8 Crude’s shareholders, including Avenue, BlueMountain and Monarch, or certain of their respective affiliates, as well as certain of the Company’s shareholders, including Aurora, BlackRock, BlueMountain, Oaktree and Twin Haven, or certain of their respective affiliates, pursuant to which each shareholder agreed, among other things, to vote in favor of the 2015 merger at any applicable shareholder meeting. These voting agreements terminated upon the consummation of the 2015 merger.

In addition, in connection with the 2015 merger, certain of our shareholders, including Aurora, BlackRock, BlueMountain, Oaktree and Twin Haven provided various consents and waivers under the pre-merger shareholders agreement, the pre-merger registration rights agreement and various past subscription agreements for our common shares, to facilitate entry into, and consummation of the transactions contemplated by, the 2015 merger agreement. See above for more information regarding the relationship between Aurora, Avenue, BlackRock, BlueMountain, Monarch, Oaktree and Twin Haven and us.

Related Party Transactions of Navig8 Crude Tankers, Inc.

Navig8 Group consists of Navig8 Limited and all of its subsidiaries including, without limitation, Navig8 Shipmanagement Pte Ltd., Navig8 Asia Pte Ltd, VL8 Management Inc., Navig8 Inc., VL8 Pool Inc., V8 Pool Inc. and Integr8 Fuels, Inc. Nicolas Busch, a member of our Board and our Strategic Management Committee, and Gary Brocklesby, who is chairman and a member of our Strategic Management Committee, are each directors and minority beneficial owners of Navig8 Limited. Based on information publicly filed with the SEC, Navig8 Limited owns greater than 4% of our outstanding common stock as of March 15, 2016. In connection with the 2015 merger, we acquired Navig8 Crude, which at the time of the merger was an affiliate of Navig8 Limited and was a party to 14 VLCC shipbuilding contracts.

During the year ended December 31, 2015, we transitioned the majority of our vessels to the Navig8 commercial crude tanker pools. As of December 31, 2015, we employed all of our VLCC, Suezmax and Aframax vessels, with the exception of two VLCCs that were on time charters, in Navig8 Group commercial crude tanker pools, including the VL8 Pool, the Suez8 Pool and the V8 Pool. Our newbuilding and VLCC, Suezmax and Aframax owning subsidiaries (other than for the Gener8 Victory and the Gener8 Vision) have entered into pool agreements regarding the deployment of our vessels into the

VL8 Pool, the Suez8 Pool and V8 Pool, respectively. VL8 Pool Inc. acts as the time charterer of the pool vessels in the VL8 Pool, and V8 Pool Inc. acts as the time charterer of the pool vessels in the Suez8 Pool and the V8 Pool, and in each case will enter the pool vessels into employment contracts such as voyage charters. VL8 Pool Inc. and V8 Pool Inc. allocate the revenue of VL8 Pool, Suez8 Pool and V8 Pool vessels, as applicable, between all the pool participants based on pool results and a pre-determined allocation method, as more fully described below. We refer to the VL8 Pool, the Suez8 Pool and the V8 Pool as the “Navig8 pools.”

VL8 Pool Agreements. Pursuant to pool agreements our VLCC vessel and newbuilding owning subsidiaries have entered into with VL8 Pool Inc., a subsidiary of Navig8 Limited and the pool operator of the VL8 Pool, VL8 Pool Inc. divides the revenue of vessels operating in the VL8 Pool between all the pool participants. These pool agreements were originally entered into by the 14 newbuilding-owning subsidiaries we acquired in the 2015 merger. Since then, each of our VLCC newbuilding or vessel owning subsidiaries, including subsidiaries into which vessels are expected to be delivered (other than for the Genmar Victory and the Genmar Vision), have entered into a pool agreement with VL8 Pool Inc. Revenues are shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The VL8 Pool’s legal entity is VL8 Pool Inc. Commercial management for the VL8 Pool is carried out by VL8 Management Inc. In its role as the VL8 Pool pool operator, VL8 Pool Inc. acts as the time charterer of the vessels in the VL8 Pool and enters these vessels into employment contracts such as voyage charters. VL8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow VL8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, VL8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between VL8 Pool Inc. and our VLCC vessel and newbuilding owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) we are subject to continuing seaworthiness and maintenance obligations; (b) VL8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) VL8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) VL8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; (e) VL8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire; and (f) after 10 days off hire the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the VL8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of VL8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving ninety (90) days’ notice in writing to the other (plus or minus 30 days at the option of VL8 Pool Inc.) at any time after the expiration of the initial nine month period such pool vessel is in the pool (which may be reduced if there is a firm sale to a third party) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. Pursuant to the pool agreements, we are required to pay an administrative fee of $325 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if VL8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we are currently required to provide working capital of $1.5 million to VL8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from VL8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to VL8 Pool Inc.; and (d) VL8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of VL8 Pool Inc., untradeable to a significant proportion of oil majors for any reason, (iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and VL8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

Suez8 Pool Agreements. Pursuant to pool agreements entered into by and between V8 Pool Inc., a subsidiary of Navig8 Limited, and the ship-owning subsidiaries of our Suezmax vessels, V8 Pool Inc. divides the revenue of vessels operating in the Suez8 Pool between all the pool participants. Revenues are shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The Suez8 Pool’s legal entity is V8 Pool Inc., and the commercial management is carried out by Navig8 Asia Pte. Ltd. In its role as the Suez8 Pool pool operator, V8 Pool Inc. acts as the time charterer of the vessels in the Suez8 Pool and enters these vessels into employment contracts such as voyage charters. V8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow V8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, V8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between V8 Pool Inc. and our Suezmax vessel-owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) we are subject to continuing seaworthiness and maintenance obligations; (b) V8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) V8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) V8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; and (e) V8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire and after 10 days off hire, the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the Suez8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of V8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving 90 days’ notice in writing to the other (plus or minus 30 days at the option of V8 Pool Inc.) at any time after the expiration of the initial nine month period such pool vessel is in the pool (which may be reduced if there is a firm sale to a third party or if otherwise agreed to with V8 Pool Inc.) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. Pursuant to the pool agreements, we are required to pay an administrative fee of $325 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if V8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we would be required to provide working capital of $1.0 million to V8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from V8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to V8 Pool Inc.; and (d) V8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of V8 Pool Inc., untradeable to a significant proportion of oil majors for any reason,

(iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and V8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

V8 Pool Agreements. Pursuant to pool agreements entered into by and between V8 Pool Inc. and the ship-owning subsidiaries of our Aframax vessels, V8 Pool Inc. divides the revenue of vessels operating in the V8 Pool between all the pool participants. Revenues are intended to be shared according to a distribution key based on vessel characteristics allocated to each pool vessel with the aim of reflecting the relative earning potential of each pool vessel compared with other pool vessels. The V8 Pool’s legal entity is V8 Pool Inc., and the commercial management is carried out by Navig8 Asia Pte. Ltd. V8 Pool Inc. acts as the time charterer of the pool vessels and enters the pool vessels into employment contracts such as voyage charters. In its role as the VL8 Pool pool operator, V8 Pool Inc. acts as the time charterer of the vessels in the V8 Pool and enters these vessels into employment contracts such as voyage charters. V8 Pool Inc., as time charterer, is responsible for the commercial employment and operation of pool vessels for charters of up to seven months’ duration. These pool agreements contain various provisions which allow V8 Pool Inc. to terminate the pool agreements upon the occurrence of certain events of default. The agreements also have a risk of mutualisation of liabilities amongst the pool participants under the pool arrangements.

Pursuant to these pool agreements, V8 Pool Inc. enters into time charters with each of the pool participants and such time charters form part of the pool agreements. The hire payable under and term of each of the time charters is linked to the pool distribution amounts payable under and the participation period of a pool vessel under the pool agreements. Further, the time charters by and between V8 Pool Inc. and our Aframax vessel-owning subsidiaries contain provisions that may adversely affect or restrict our business, including the following: (a) the relevant vessel-owning subsidiary is subject to continuing seaworthiness and maintenance obligations; (b) V8 Pool Inc. may put a pool vessel off hire or cancel a charter if the relevant vessel owning subsidiary fails to produce certain documentation within 30 days of demand; (c) V8 Pool Inc. may put a pool vessel off hire for any delays caused by the vessel’s flag or the nationality of her crew; (d) V8 Pool Inc. has extensive rights to place the vessel off hire and to terminate and redeliver the vessel without penalty in connection with any shortfall in oil majors’ approvals or SIRE discharge reports; and (e) V8 Pool Inc. has the right to call for remedy of any breach of representation or warranty within 30 days failing which the vessel may be put off hire and after 10 days off hire, the charter may then be terminated by the charterers. The pool agreements, together with the time charters, provide that each pool vessel shall remain in the V8 Pool for a minimum period of one year from delivery of the vessel into the pool. Each of V8 Pool Inc. and the vessel owning subsidiary is entitled to terminate the pool agreement and the time charter by giving 90 days’ notice in writing to the other (plus or minus 30 days at the option of V8 Pool Inc.) at any time after the expiration of an initial nine month period such pool vessel is in the pool (which may be reduced if there is a firm sale to a third party) but a pool vessel may not be withdrawn until it has fulfilled its contractual obligations to third parties. Pursuant to the pool agreements, we are required to pay an administrative fee of $250 per day per vessel.

These pool agreements contain provisions that may adversely affect or restrict our business, including the following: (a) if V8 Pool Inc. suffers a loss in connection with the pool agreements, it may set off the amount of such loss against the distributions that were to be made to the relevant vessel-owning subsidiary or any working capital repayable pursuant to the agreement; (b) we would be required to provide working capital of $0.8 million to V8 Pool Inc. upon delivery of the vessel into the pool, which is repayable on the vessel leaving the pool, as well as fund cash calls to be paid within 10 days of recommendation by the Pool Committee (consisting of representatives from V8 Pool Inc. and each pool participant); (c) each pool vessel is obligated to remain on hire for 90 days after seizure by pirates but will thereafter be off hire until again available to V8 Pool Inc.; and (d) V8 Pool Inc. has the right to terminate the vessel’s participation in the pool under a wide range of circumstances, including but not limited to (i) the pool vessel is off hire for more than 30 days in a six month period, (ii) the pool vessel is, in the reasonable opinion of V8 Pool Inc., untradeable to a significant proportion of oil majors for any reason, (iii) insolvency of the relevant vessel-owning subsidiary, (iv) the relevant vessel-owning subsidiary is in breach of the agreement and V8 Pool Inc., in its reasonable opinion, considers the breach to warrant a cancellation of the agreement or (v) if any relevant vessel-owning subsidiary or an affiliate becomes a sanctioned person.

Navig8 Supervision Agreements. Gener8 Subsidiary has entered into supervision agreements with Navig8 Shipmanagement Pte Ltd., or “Navig8 Shipmanagement,” a subsidiary of Navig8 Limited, with regards to the 2015 acquired VLCC newbuildings whereby Navig8 Shipmanagement agreed to provide advice and supervision services for the construction of the newbuilding vessels. These services also include project management, plan approval, supervising construction, fabrication and commissioning and vessel delivery services. In accordance with the supervision agreements, Gener8 Subsidiary has agreed to pay Navig8 Shipmanagement a total fee of $0.5 million per vessel for each 2015 acquired VLCC newbuilding. The agreements do not contain the ability to terminate early and, as such, the agreements would be effective until full performance or a termination by default. Under the supervision agreements, the liability of Navig8 Shipmanagement is limited to acts of negligence, gross negligence or willful misconduct and is subject to a cap of $0.3 million per vessel, which is less than the fee payable per vessel. The supervision agreements also contain an indemnity in favor of Navig8 Shipmanagement and its employees and agents.

Corporate Administration Agreement. Gener8 Subsidiary is party to a corporate administration agreement with Navig8 Asia, whereby Navig8 Asia agreed to provide certain administrative services for Gener8 Subsidiary. In accordance with the corporate administration agreement, Gener8 Subsidiary agreed to pay Navig8 Asia a fee of $250 per vessel or newbuilding owned by Gener8 Subsidiary per day. The corporate administration agreement terminates when all 14 vessels relating to the 2015 acquired VLCC newbuildings have been disposed of by Gener8 Subsidiary.

Technical Management Agreements. Pursuant to technical management agreements by and between Navig8 Shipmanagement and Gener8 Subsidiary’s 14 newbuilding-owning subsidiaries, Navig8 Shipmanagement has agreed to provide technical management services for these vessels, once delivered, including but not limited to arranging for and managing crews, vessel maintenance, provision of supplies, spares, victuals and lubricating oils, dry-docking, repairs, insurance, maintaining regulatory and classification society compliance, and providing technical support. In accordance with the technical management agreements, Gener8 Subsidiary’s vessel-owning subsidiaries will pay Navig8 Shipmanagement an annual fee of $0.2 million (payable at a daily rate of $500.00 per day), per vessel. The technical management agreements are generally consistent with industry standard and include a liability cap for Navig8 Shipmanagement of ten times the annual management fee. However, for the 2015 acquired VLCC newbuilding that has been delivered to us, we have entered into agreements with third-party technical managers and we currently do not intend to utilize the technical management agreements with Navig8 Shipmanagement upon delivery of the remaining 2015 acquired VLCC newbuildings. The agreements with Navig8 Shipmanagement may be terminated upon two months’ written notice.

Project Structuring Agreement. Gener8 Subsidiary is party to a project structuring agreement with Navig8 Limited, whereby Navig8 Limited has agreed to provide certain project structuring services to Gener8 Subsidiary in connection with the purchase of vessels. In accordance with the project structuring agreement, Gener8 Subsidiary is required to pay Navig8 Limited a fee of 1% of the agreed yard base price of any vessel which Gener8 Subsidiary or its subsidiaries contract to build and purchase, such fee to be paid by the issuance of ordinary shares in Gener8 Subsidiary.

Nave Quasar Time Charter. On January 15, 2014, Navig8 Crude (subsequently renamed Gener8 Subsidiary) entered into a Time Charter Party with Navig8 Inc., or “N8I,” a subsidiary of Navig8 Limited, relating to the Nave Quasar for a charter period of twelve or twenty-four months. Gener8 Subsidiary’s estimated commitments, as of December 31, 2015, through the expected re-delivery date, in 2016, of Nave Quasar, aggregate approximately $1.8 million.

Other Related Party Transactions

During the year ended December 31, 2015, we incurred office expenses totaling approximately $7,000 on behalf of P C Georgiopoulos & Co. LLC, an investment management company controlled by Peter C. Georgiopoulos, the Chairman of our Board and Chief Executive Officer. As of December 31, 2015, a balance due from P C Georgiopoulos & Co., LLC of approximately $7,000 remains outstanding.

We incurred certain business, travel, and entertainment costs totaling $0.1 million during the year ended December 31, 2015  on behalf of Genco, an owner and operator of dry bulk vessels. Mr. Georgiopoulos is chairman of Genco’s board of directors. As of December 31, 2015, a balance due from Genco of $8,000 remains outstanding.

Aegean Marine supplied bunkers and lubricating oils to our vessels aggregating $8.2 million during the year ended December 31, 2015.  As of December 31, 2015, a balance of $0.8 million remains outstanding. Mr. Georgiopoulos is the chairman of Aegean Marine’s board of directors, and John Tavlarios, our Chief Operating Officer is on the board of directors of Aegean Marine. In addition, we provided office space to Aegean Marine and Aegean Marine incurred rent and other expenses in its New York office during the year ended December 31, 2015 for $0.2 million. As of December 31, 2015, a balance of $4,000 remains outstanding.

We provided office space to Chemical Transportation Group, Inc. (“Chemical”), an owner and operator of chemical vessels for $0.1 million during the year ended December 31, 2015. Mr. Georgiopoulos is chairman of Chemical’s board of directors. No balances remain outstanding as of December 31, 2015.

During 2013, we assigned certain payments associated with bunker supply contracts with third-party vendors amounting to $20,364 to Oaktree Principal Bunker Holdings Ltd., which is managed by Oaktree Capital Management, L.P. One of the members of our Board is employed by Oaktree Capital Management, L.P. Prior to the consummation of the 2015 merger on May 7, 2015, three members of the Board were associated with or employed by Oaktree Capital Management, L.P. The fees incurred to Oaktree Principal Bunker Holdings Ltd. for this assignment amounted to $1.0 million for the year ended December 31, 2015, and this amount is included in Voyage expenses on the consolidated statement of operations.

We purchased bunkers from Integr8 Fuels Inc., a subsidiary of Navig8 Limited, amounting to $6.5 million for the year ended December 31, 2015. As of December 31, 2015, there was no balance due to Integr8 Fuels Inc.

Review and Approval of Transactions with Related Persons

On June 24, 2015 our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of our outstanding stock and immediate family members of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction. If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board has selected the firm of Deloitte & Touche LLP as the Company’s independent auditors to audit the financial statements of Gener8 Maritime for the fiscal year ending December 31, 2016 and recommends that shareholders vote for ratification of this appointment.  The Company engaged Deloitte & Touche LLP (“Deloitte & Touche”) as its independent auditors for the year ended December 31, 2015. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.  The affirmative vote of a majority of votes cast at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider its selection of auditors.  Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Gener8 Maritime and its shareholders.

The 2015 Audit Committee has determined that the provision of the services covered under the heading below is compatible with maintaining Deloitte & Touche’s independence for purposes of acting as Gener8 Maritime’s independent auditor.

Fees to Independent Auditors for Fiscal 2015 and 2014

The following table presents fees for professional services rendered by Deloitte & Touche for the audit of the Company’s annual financial statements for fiscal 2015 and fiscal 2014 and fees billed and unbilled for audit-related services, tax services and all other services rendered by Deloitte & Touche for fiscal 2015 and fiscal 2014.

Type of Fees	2015	2014

Audit Fees	$685,000	$475,000
Audit-Related Fees	1,020,520	12,640
Tax Fees	3,600	3,950
All Other Fees	—	—
Total	$1,709,120	$491,590

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and include services associated with the initial public offering of our common stock in 2015 and the statutory audit of a foreign subsidiary in 2014 and 2015; “tax fees” are fees for tax compliance, tax advice and tax planning and include services associated with a foreign subsidiary in 2014 and 2015; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor. The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original preapproval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENER8 MARITIME’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2017 Annual Meeting of Shareholders must be received by Gener8 Maritime at its offices in New York, New York, addressed to the Secretary, not later than December 21, 2016, if the proposal is submitted for inclusion in Gener8 Maritime’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than November 19, 2016 and not later than December 19, 2016, if the proposal is submitted pursuant to Gener8 Maritime’s By-Laws.  Such proposals must comply with Gener8 Maritime’s By-Laws and the requirements of Regulation 14A of the Exchange Act.

In addition, Rule 14a-4 of the Exchange Act governs Gener8 Maritime’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement.  With respect to Gener8 Maritime’s 2017 Annual Meeting of Shareholders, if Gener8 Maritime is not provided notice of a shareholder proposal on or after November 19, 2016, but not later than December 19, 2016, Gener8 Maritime will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company, and written representations that no reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to the Company’s officers, directors, and greater than ten percent beneficial owners were complied with, except that one Form 3 was filed late by BlueMountain Capital Management, LLC.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission (without the exhibits attached thereto), to any person who is a holder of the Company’s common shares on the Record Date.  Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held the Company’s common shares on the Record Date and should be submitted to Leonard J. Vrondissis, Secretary of Gener8 Maritime, Inc., at 299 Park Avenue, Second Floor, New York, New York 10171.

CHARITABLE CONTRIBUTIONS

During fiscal years 2013, 2014 and 2015, the Company did not make any contributions in any single year, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting.  If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

/s/ Leonard J. Vrondissis
Leonard J. Vrondissis
Chief Financial Officer, Executive Vice President, and Secretary

New York, New York

April 20, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 17, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GENER8 MARITIME, INC. 299 PARK AVENUE, 2ND FLOOR NEW YORK, NY 10171 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Gener8 Maritime, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 17, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Ethan Auerbach 02 Dan Ilany The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of Deloitte & Touche LLP as Independent Auditors of Gener8 Maritime, Inc. for the fiscal year ending December 31, 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000287533_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Company's Notice and Proxy Statement for the 2016 Annual Meeting of Shareholders and its 2016 Annual Report to Shareholders are available at www.proxyvote.com. GENER8 MARITIME, INC. Annual Meeting of Shareholders May 18, 2016 10:45 AM EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Peter C. Georgiopoulos and Leonard J. Vrondissis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Gener8 Maritime, Inc. that the shareholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held at 10:45 AM EDT on 5/18/2016, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, and any adjournment or postponement thereof, with all the powers the shareholders would possess if present at the meeting. This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy card will be voted for the election of all nominees under Proposal 1, for Proposal 2 and in the discretion of the proxies with respect to such other business as may properly come before the meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000287533_2 R1.0.1.25